Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Enzo Biochem, Inc. and subsidiaries (the "Company") on Form S-8 to be filed on or about June 25, 2014 of our reports dated October 15, 2013 on our audits of the consolidated financial statements and financial statement schedule as of July 31, 2013 and for the year then ended, and the effectiveness of the Company's internal control over financial reporting as of July 31, 2013, which reports were included in the Company's Annual Report on Form 10-K filed October 15, 2013.

/s/ EISNERAMPER LLP

New York, New York

June 25, 2014